EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

WaveDancer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Title of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount Registered		Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	4,500,000	(1)	$1.26	(2)	$5,670,000.00	$92.70 per $1,000,000	$525.61
	Total Offering Amounts						$5,670,000.00		$525.61
	Total Fees Previously Paid								$—
	Total Fee Offsets								—
	Net Fee Due								$525.61

(1)	Represents 4,500,000 shares of common stock that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of common stock as reported on The Nasdaq Capital Market on July 8, 2022.